                                                              EXHIBIT 1


                               ASSET

                             PURCHASE

                            TRANSACTION

                              BETWEEN

                     NETWORK LONG DISTANCE, INC.

                                AND

                          VALUE TEL, INC.

                               DATED

                         OCTOBER 31, 1995

                              TABLE OF  CONTENTS

1.   Asset Purchase Agreement

2.   Schedule 1.1: "The Assets"

3.   Schedule 2.3(b)(i): "Qualified Customer Accounts"

4.   Schedule 2.3(b)(viii): "Accounts Receivable"

5.   Schedule 2.4: Allocation of Purchase Price

6.   Schedule 2.5: Liabilities and Obligations Assumed by Purchaser

7.   Schedule 3.5: Liens and Encumbrances

8.   Schedule 3.6: Material Contracts

9.   Schedule 3.8(a): Actions, Suits, Proceedings, etc.

10.  Schedule 3.8(c): Licenses, Permits, etc.

11.  Exhibit 6.1 Service Agreement

12. Exhibit 11.12(b): Lock-Up Agreement

13.  Bill of Sale

14.  Master Letter of Agency

15.  Deller Noncompete

16.  Waterloo Noncompete

17.  T. Sledz Noncompete

18.  B. Sledz Noncompete

20.  Wiltel - Network - Value Tel Tri-Party Agreement

                         ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 31st day of October, 1995 between Network Long Distance, Inc., a Delaware corporation ("PURCHASER"), and Value Tel, Inc., a Delaware corporation ("SELLER").

     WHEREAS, Seller conducts business as a reseller of long distance telecommunications services and has established retail end user customer bases in various states in the United States; and

     WHEREAS, Purchaser desires to purchase selected assets of Seller on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations and warranties herein contained, it is hereby agreed as follows:

1.   SALE AND TRANSFER OF ASSETS

     1.1  ASSETS TO BE SOLD

          Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all or substantially all of Seller's assets (ALL OF WHICH ARE SOMETIMES COLLECTIVELY REFERRED TO AS THE "ASSETS" AND ALL OF WHICH ARE LISTED, BY TYPE OF ASSET, IN SCHEDULE 1.1 HERETO), as follows:

          (a) All Qualified Customer Accounts (as such term is defined below), including all customer lists, mailing lists, books, records, files, data, letters of agency and similar items related to the Qualified Customer Accounts;

          (b) All accounts receivable associated with and derived from the Qualified Customer Accounts and other mutually agreed to accounts receivable;

          (c) All of Seller's rights under any agreements, application forms, term contracts, letters of agency and all other contractual instruments related to the Qualified Customer Accounts (COLLECTIVELY, THE "CUSTOMER CONTRACTS"), including but not limited to Seller's right to assert claims and take other rightful actions in respect of breaches, defaults and other violations of such Customer Contracts;

          (d) All customer and other deposits held or made by Seller related to the Qualified Customer Accounts; and

          (e) All dialers, T-1's and other equipment currently used by or for the customers relative to the Qualified Customer Accounts.

     1.2  ASSETS RETAINED BY SELLER

          All assets of Seller not listed in Schedule 1.1 are being retained by Seller (and are hereby excluded from the Assets described in Section 1.1).

2.   THE CLOSING

     2.1  PLACE AND DATE

          The closing of the purchase and sale of the Assets (the "Closing") shall take place at the offices of Purchaser, 525 Florida Street, Baton Rouge, Louisiana, 70801, at or before 10:00 a.m., local time, on or before November 1, 1995, provided that the conditions set forth in Section 7 hereof have been satisfied. The date of the Closing is herein referred to as the "CLOSING DATE."

     2.2  TRANSFER OF ASSETS

          (a) At the Closing and subject to the terms and conditions of this Agreement, Seller shall deliver to Purchaser the following, and simultaneously with such delivery, Seller shall take such action as may be necessary or reasonably requested by Purchaser to place Purchaser in possession and control of the Assets:

               (i) Such bills of sale, assignments, novation agreements, master letters of agency or other instruments of transfer and assignment as shall be necessary to vest in Purchaser title to the Assets sold and assigned under this Agreement, free and clear of all liens, claims and encumbrances;

               (ii) Copies of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller and a certificate of Seller's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect;

               (iii) A current list of the Qualified Customer Accounts to be transferred with an accounts receivable aging report for such Qualified Customer Accounts;

               (iv) Such other certificates or other documents or instruments as the Purchaser or Purchaser's counsel may reasonably request.

          (b) At the Closing, as a condition to Seller's obligations under this Agreement, Purchaser shall deliver to Seller the following:

               (i) All instruments as may be reasonably necessary by which Purchaser assumes the obligations and liabilities to be assumed by it hereunder;

               (ii) Copies of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement by Purchaser and a certificate of Purchaser's secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

               (iii) Such other certificates or other documents or instruments as Seller or Seller's counsel may reasonably request.

     2.3  PURCHASE PRICE; ADJUSTMENTS; PAYMENT OF THE PURCHASE PRICE

          (a) In full consideration for the Assets to be transferred to Purchaser, Purchaser shall pay to Seller a combination of consideration (THE "PURCHASE PRICE") equal to the total of the Customer Base Purchase Price plus the Accounts Receivable Purchase Price (as such terms are defined below).

          (B)  DEFINITIONS:

               (i) "QUALIFIED CUSTOMER ACCOUNT" shall mean any end user long distance telecommunications customer account of Seller which: (1) is not affiliated with Seller in any way; (2) is not comprised, in whole or in part, of any outstanding balance(s) which is/are more than sixty (60) days past due as of the Closing Date (unless mutually agreed to by the parties); and (3) is listed in SCHEDULE 2.3(b)(i) hereto (which schedule shall be updated as of the Closing Date).

               (ii) "MEASUREMENT PERIOD" shall mean the period commencing September 1, 1995 and ending October 15, 1995 (THE "MEASUREMENT PERIOD").

               (iii) "AVERAGE WEEKDAY NET REVENUE" shall mean the average daily gross toll usage and pro rata monthly fees for each Qualified Customer Account for all weekdays (except holidays) during the Measurement Period, net of any discounts and minus one-time only charges, late fees, finance charges, pass-through charges, credits, chargebacks, interest, charges stemming from abuse calls, charges stemming from intra-company or related party calls of Seller and all taxes.

               (iv) "AVERAGE WEEKEND DAY NET REVENUE" shall mean the average daily gross toll usage and pro rata monthly fees for each Qualified Customer Account for all weekend days (except holidays) during the Measurement Period, net of any discounts and minus one-time only charges, late fees, finance charges, pass-through charges, credits, chargebacks, interest, charges stemming from abuse calls, charges stemming from intra-company or related party calls of Seller and all taxes.

               (v) "TOTAL NET REVENUE" shall mean Average Weekday Net Revenue multiplied by twenty-one (21) plus Average Weekend Day Net Revenue multiplied by nine (9).

               (vi) "BAD DEBT FACTOR" shall mean three percent (3%) multiplied by Total Net Revenue.

               (vii) "CUSTOMER BASE PURCHASE PRICE" shall mean Total Net Revenue less the Bad Debt Factor multiplied by ten and one-half (10.5). (EXAMPLE: If Total Net Revenue equals $900,000 and the Bad Debt Factor equals $27,000, then the Customer Base Purchase Price shall equal $9,166,500).

               (viii)"ACCOUNTS RECEIVABLE" shall mean the accounts receivable, as of midnight on October 31, 1995, which are associated with and derived from the Qualified Customer Accounts or which are mutually agreed to by the parties. Accounts Receivable shall be listed, in gross numerical dollar amounts, in SCHEDULE 2.3(b)(viii) hereto (which schedule shall be updated as of the Closing Date).

               (ix) "ACCOUNTS RECEIVABLE PURCHASE PRICE" shall mean the total of Seller's gross Accounts Receivable relative to each Qualified Customer Account as of October 31, 1995 multiplied by a factor of one hundred percent (100%).

          (c) MANNER AND FORM OF PAYMENT: The Purchase Price shall consist of restricted shares of Purchaser's voting common stock and the assumption of liabilities in accordance with Section 2.5 below.

               (i) The total of all liabilities to be assumed by Purchaser pursuant to Section 2.5 below shall be deducted from the Purchase Price and the difference shall be known as the "STOCK PORTION".

               (ii) The Stock Portion shall be paid in shares of Purchaser's voting common stock which are restricted from transfer under SEC Rule 144 (THE "RESTRICTED STOCK").

               (iii) The number of shares of Restricted Stock to be paid shall be computed by dividing the Stock Portion by the "Denominator" (as such term is defined below).

                     (1) If the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the Closing is $10, the "DENOMINATOR" shall be equal to $10.

                     (2) If the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the Closing is not exactly

$10 but between $8.50 and $11.50, the Denominator shall be equal to one-half (1/2) of the sum of said average plus $10.

                     (3) If the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the Closing is less than $8.50, the Denominator shall be equal to $9.25.

                     (4) If the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the Closing is greater than $11.50, the Denominator shall be equal to $10.75.

          (d)  ESCROWED SHARES.

               (i) At the Closing, ten thousand (10,000) shares of Restricted Stock shall be placed in an escrow account ("ESCROWED SHARES") as security for Seller's payment of any reimbursement(s) necessitated by the Customer Evaluation (as such term is defined below). Any Escrowed Shares relating to this paragraph which remain in escrow after the Customer Evaluation shall be released by the escrow agent and delivered to Seller.

               (ii) An additional six thousand five hundred (6500) shares of Restricted Stock shall also be placed in an escrow account at the Closing as security for Seller's payment of any sums it must indemnify Purchaser for under the terms of Section 2.6 below. Any Escrowed Shares relating to this paragraph which remain in escrow after six (6) months from the Closing shall be released by the escrow agent and delivered to Seller.

          (e) CUSTOMER EVALUATION. Upon the expiration or termination of the Service Agreement, but in no event later than nine (9) months after the Closing (THE "EVALUATION PERIOD"), the parties shall mutually evaluate whether there has been an increase or decrease in the Total Net Revenue. Such evaluation shall be known as the "CUSTOMER EVALUATION".

               (i) If the Customer Evaluation reveals an increase in Total Net Revenue, as measured by comparing the Total Net Revenue of the Qualified Customer Accounts for the Measurement Period to the Total Net Revenue of Qualified Customer Accounts assuming, for purposes of this paragraph, that the Measurement Period equals the six (6) week period ending on the date of expiration of the Initial Term of the Service Agreement (or termination of the Service Agreement, whichever occurs earlier), Purchaser shall pay Seller the amount of the increase multiplied by ten and one-half (10.5). Any payment resulting from such increase shall be in the form of voting shares of Purchaser's common stock which are restricted under SEC Rule 144. The number of shares to be paid shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Customer Evaluation.

               (ii) If the Customer Evaluation indicates a decrease in Total Net Revenue greater than one and one-half percent (1.5%) per month (THE "ALLOWABLE ATTRITION"), as measured by comparing the Total Net Revenue of the Qualified Customer Accounts for the Measurement Period to the Total Net Revenue of Qualified Customer Accounts assuming, for purposes of this paragraph, that the Measurement Period equals the six (6) week period ending on the date of expiration of the Initial Term of the Service Agreement (or termination of the Service Agreement, whichever occurs earlier), the Purchase Price shall be reduced by an amount equal to ten and one-half (10.5) times the excess of the decrease over the Allowable Attrition. Any reimbursement due as a result of such reduction shall be paid from the Escrowed Shares.
The number of Escrowed Shares to be reimbursed shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Customer Evaluation.
If the Escrowed Shares are insufficient to fully reimburse Purchaser pursuant to this paragraph, Seller shall pay Purchaser a sufficient number of shares out of the Restricted Stock it receives at the Closing in order to complete the reimbursement.

     2.4  ALLOCATION OF PAYMENT OF PURCHASE PRICE

          The purchase price shall be allocated in accordance with SCHEDULE
2.4 hereto which shall be submitted by Purchaser at the Closing, and all tax returns filed by the parties shall be consistent with such Schedule. Seller and Purchaser shall each file all applicable IRS Forms, including but not limited to Form 8594, in a consistent manner and in accordance with such allocation and applicable law and regulations.

     2.5  ASSUMPTION OF SPECIFIC LIABILITIES

          At the Closing, the Purchaser shall assume and shall subsequently honor and discharge, in accordance with the relevant governing agreements, only the obligations of Seller as, and only to the extent, listed on SCHEDULE
2.5 hereto. Purchaser shall further assume and shall subsequently honor and discharge those obligations or liabilities which arise out of the ownership, use or operation of the Assets, the factual and causative basis of which said obligations or liabilities occur after the Closing Date, including but not limited to any and all applicable sales agent commissions (the "AGENT COMMISSIONS"), not to exceed seven percent (7%) of Net Total Revenue, for as long as said Agent Commissions are due and payable under the terms of the relevant governing agreements between Seller and its various sales agents (the "AGENT CONTRACTS"). Seller hereby assigns, and Purchaser agrees to partially assume, the Agent Contracts only as they pertain to the Qualified Customer Accounts and the obligation to pay Agent Commissions thereon (only as said Agent Commissions relate to the Qualified Customer Accounts purchased by Purchaser at the Closing).

     2.6  LIMITATION ON ASSUMPTION OF LIABILITIES

          Purchaser shall not be liable for any of the obligations or liabilities of Seller, of any kind or nature, other than those specifically assumed by Purchaser hereunder. Seller shall pay, perform and discharge all of its valid liabilities and obligations which are not so assumed by Purchaser and shall specifically indemnify and hold harmless Purchaser from and against same. Such indemnification (THE "INDEMNIFICATION PAYMENT") shall be due within ten (10) days of Seller's receipt of written notice from Purchaser. The Indemnifcation Payment shall be paid first in the form of the Escrowed Shares pursuant to paragraph 2.3(d)(ii). The number of Escrowed Shares to be reimbursed shall be calculated using the average of the prevailing "bid" and "asked" price per share as of the close of the stock market on the day before the date of the Indemnification Payment. If the Escrowed Shares are insufficient to fully pay the Indemnification Payment, Seller shall pay Purchaser a sufficient number of shares out of the Restricted Stock it receives at the Closing in order to complete the Indemnification Payment.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser as follows:

     3.1  ORGANIZATION AND AUTHORITY

          Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

     3.2  AUTHORIZATION OF AGREEMENT

          The Board of Directors of Seller, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Seller and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Seller or by any other person, entity or governmental authority is required in connection therewith. Seller has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Seller has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Seller in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the Certificate of Incorporation or the Bylaws of Seller, or any order, writ, injunction, decree, law, rule or regulation applicable to Seller.

     3.3  NO CONFLICTS

          To the best of Seller's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby:

(i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Seller is a party or by which Seller or the Assets may be bound; and (ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

     3.4  ACCOUNTS RECEIVABLE

          All Accounts Receivable for the Qualified Customer Accounts are listed (with agings) in SCHEDULE 2.3(b)(viii).

     3.5  TITLE TO PURCHASED ASSETS

          Seller has, and on the Closing Date will have, good and marketable title to all of the Assets free and clear of all claims and encumbrances, except claims and encumbrances listed on SCHEDULE 3.5.

     3.6  MATERIAL CONTRACTS

          Except as disclosed in SCHEDULE 3.6 hereto, Seller is not a party to or bound by any material written or oral contracts, obligations or commitments related to the Qualified Customer Accounts, including any written or oral commitments to pay commissions or other compensation relative to the Qualified Customer Accounts. Seller has delivered or made available to Purchaser correct and complete copies of all of the contracts, agreements and other documents listed in Schedule 3.6 hereto and all amendments thereto and waivers granted thereunder. The rights and interest of Seller in all such contracts and agreements under the heading "Agreements Assumed" may be assigned to Purchaser without the consent of any other person, except as otherwise disclosed on Schedule 3.6, and at the Closing, Purchaser will acquire all such rights and interest. There are no unresolved disputes pending or, to the best knowledge of Seller, threatened under or in respect of any such contracts or agreements. All such contracts and agreements are valid and effective in accordance with their respective terms. It is further specifically agreed by the parties that, with respect to the Agent Contracts, Purchaser is only assuming herein the obligation to pay Agent Commissions with respect to the Qualified Customer Accounts which are being purchased by Purchaser at the Closing; Purchaser is not assuming the Agent Contracts themselves.

     3.7  CUSTOMER RELATIONSHIPS

          Seller has no knowledge that any Qualified Customer Account has been terminated or is expected to be terminated, in whole or in part; provided, however, that this subsection shall not be construed as a representation, warranty, or guarantee that any such customer will, after the Closing, maintain its present business relationships with Purchaser. To the best of Seller's knowledge, no director or officer of Seller has any direct or indirect interest in any such Qualified Customer Accounts.

     3.8  LITIGATION; COMPLIANCE

          (a)  To the best of Seller's knowledge, except as disclosed in
SCHEDULE 3.8(a) hereto, there are no actions, suits, proceedings or arbitrations or governmental investigations pending or threatened against, by or affecting Seller (or to the best of the knowledge of Seller, any basis therefor) in which, individually or in the aggregate, an unfavorable determination could materially and adversely affect any of the Assets or impede execution of the performance of this Agreement. Seller has not received any notice of any violation of any applicable Federal, State, local or foreign law, rule, regulation, ordinance, order or decree relating to the Assets, and Seller is not aware of any threatened claim of such violation or any basis therefor.

          (b) To the best of Seller's knowledge, Seller has complied and is in compliance in all material respects with all laws, rules, regulations, ordinances, orders, decrees, writs, injunctions, building codes, safety, fire and health codes, or other governmental restrictions applicable to Seller, or the Assets.

          (c) To the best of Seller's knowledge, Seller has all governmental licenses, permits, approvals or other authorizations presently required to service the Qualified Customer Accounts, all of which are in full force and effect and all of which are listed on SCHEDULE 3.8(c) hereto.

     3.9  BROKERS, FINDERS, ETC.

          Seller has employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

     3.10 DISCLOSURE

          To the best of Seller's knowledge, no representation or warranty by Seller and no statement or certificate furnished or to be furnished by or on behalf of Seller to Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     3.11 ACQUISITION OF SHARES

          Seller represents and warrants to Purchaser that the shares of Restricted Stock being acquired by Seller pursuant to this Agreement are being acquired by Seller for investment for its own account and not with a view to, or for the offer for sale or for the sale in connection with, any distribution thereof. Seller covenants and agrees that Seller shall not sell, assign or otherwise transfer the Shares other than in transactions which are not in violation of the Securities Act of 1933 and applicable state securities laws. Each stock certificate of Purchaser representing the Restricted Stock shall bear the following legend, unless such legend may be removed in accordance with its terms:

               "The securities represented by this stock certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws (the "State Acts"), and shall not be sold, pledged, hypothecated, donated, or otherwise transferred (whether or not for consideration) by the holder except upon the issuance to Purchaser of a favorable opinion of its counsel or submission to the Corporation of such other evidence as may be satisfactory to counsel for Purchaser to the effect that any such transfer shall ot be in violation of the Act and the State Acts."

3.12 DISCLAIMER OF FRAUDULENT INTENT.

     Seller represents and warrants that the transactions described in this Agreement have been undertaken in good faith, considering its obligations to any person or entity to whom Seller owes a right to payment, whether or not the right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured (collectively such persons with such claims are called "CREDITORS" under this paragraph), and has undertaken these transactions without any intent to hinder, delay or defraud any such Creditors, and either has disclosed in the ordinary course of business or will undertake to disclose to all such Creditors the existence of this transaction, and has not and will not conceal this transaction or the proceeds ot this transaction from any such Creditors. Seller further represents and warrants that: (1) it will not retain possession or control of any of the property transferred under this Agreement following the Closing, except as expressly provided in this Agreement and then only for and on behalf of the account of the Purchaser; (2) the Seller has not been sued or threatened with suit by any Creditor prior to the execution of this Agreement; (3) the Seller has not removed or concealed any assets from any Creditors; (4) the Seller has not incurred any substantial debt that is significantly greater than the normal and customary debts of the Seller in the ordinary course of business; (5) the Seller at Closing believes in good faith that Seller will receive consideration reasonably equivalent to the value of the Assets transferred under this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller as follows:

     4.1  CORPORATE STATUS

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on its business as now conducted.

     4.2  AUTHORITY FOR AGREEMENT

          Purchaser has the power and authority to execute and deliver this agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed by Purchaser and the transactions contemplated by it constitute the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. No consent, approval, or authorization of, or declaration, filing, or registration with, any federal or state governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, except approval of applicable public service commissions.

     4.3  NO CONFLICTS

          To the best of Purchaser's knowledge, the execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated hereby: (i) do not and will not with or without the giving of notice or passage of time or both, violate, conflict with or result in a breach or termination of any provision of, or constitute a default under, or accelerate or permit the acceleration of the performance required by the terms of, or result in a creation of any mortgage, security interest, claim, lien, charge or other encumbrance upon any of the Assets pursuant to, or otherwise give rise to any liability or obligation under any agreement, mortgage, deed of trust, license, permit or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or description to which Purchaser is a party or by which Purchaser or the Assets may be bound; and (ii) will not terminate or result in the termination of any such agreement or instrument, or in any way affect or violate the terms and conditions of, or result in the cancellation, modification, revocation or suspension of, any rights in or to the Assets.

     4.4  CONTINUED COMPETITION

          Purchaser hereby acknowledges that Seller is a competitor of Purchaser in the long distance telecommunications industry. Subject to any and all applicable noncompetition covenants, Purchaser hereby consents to the continued competition by Seller and Seller's individual shareholders in the long distance telecommunications industry.

5.   SELLER'S OBLIGATIONS BEFORE CLOSING

     Seller covenants that from the date of this Agreement and until the Closing Date:

          (a) Purchaser and its counsel, accountants and other representatives shall have full access to all properties, books, accounts, records, contracts and documents of or relating to the Assets, but Purchaser shall not have access to any information not related to the Assets. Seller shall furnish or cause to be furnished to Purchaser and its representatives all data and information concerning the Assets that may be reasonably requested. Seller agrees that, unless and until the Closing has been consummated, Seller and its officers, directors and other representatives will hold in strict confidence, and will not use to the detriment of Purchaser, all data and information with respect to Purchaser and Purchaser's business and operations obtained in connection with this transaction or Agreement. If the transaction contemplated by this Agreement are not consummated, Purchaser will return to Seller all data and information that Seller may reasonably request including all documents prepared or made available to Purchaser by Seller in connection with this Agreement.

          (b) Seller will, with respect to the Qualified Customer Accounts, carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of management or operations to the detriment of Purchaser that vary materially from those methods used by Seller as of the date of this Agreement relating to the Qualified Customer Accounts, without the prior written consent of Purchaser.

6.   COVENANTS

     6.1  TRANSITION SERVICES

          Seller shall provide billing and customer base transition services for the transferred customers at Purchaser's expense and in accordance with the terms of a service agreement between the parties to be executed at the Closing (THE "SERVICE AGREEMENT"). The Service Agreement shall provide, among other things, that the fees and charges to be paid to Seller by Purchaser shall be equal to Seller's actual cost of providing the specified transition services but in no event shall said fees and charges exceed three percent (3%) of the Total Net Revenue. The Service Agreement shall further provide that Purchaser shall pay all applicable sales agent commissions relative to the Qualified Customer Accounts but in no event shall said sales agent commissions exceed seven percent (7%) of Total Net Revenue. The Service Agreement shall be for a period of six (6) months. A copy of the Service Agreement is attached hereto and made a part hereof as Exhibit 6.1.

     6.2  FURTHER ASSURANCES

          At any time and from time to time after the Closing Date, each party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transfer of the Assets and the assumption of the specific liabilities contemplated by this Agreement.

     6.3  STANDSTILL; PUBLIC ANNOUNCEMENT

          Prior to the Closing or termination of this Agreement, Seller agrees not to directly or indirectly solicit, entertain or encourage offers or negotiate with any other person or entity regarding the purchase or sale of the Assets except with respect to Wiltel's first lien and priority on the Assets. Seller shall not make any public announcement with respect to the subject matter of this Agreement without the prior written consent of Purchaser. Purchaser intends to make an announcement consistent with its public disclosure obligations.

7.   CONDITIONS PRECEDENT

     7.1  CONDITIONS TO OBLIGATIONS OF PURCHASER

          The obligation of Purchaser to pay the Purchase Price to Seller and to satisfy its other obligations hereunder shall be subject to fulfillment (or waiver by Purchaser) at or prior to the Closing, of the following additional conditions, which Seller agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Seller contained in
Section 3 hereof shall be true in all material respects at and as of the Closing Date, except as affected by the transactions contemplated hereby. Seller shall have duly performed and complied with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date. There shall have been no material adverse change in the Qualified Customer Accounts.

          (b)  CONSENTS

               Any required material approvals, acceptances, and consents of or to the transactions contemplated hereby, shall have been applied for, including notice to applicable public service commission.

          (c)  CORPORATE PROCEEDINGS

               All corporate and other proceedings of Seller in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such corporate proceedings, shall be reasonably satisfactory in substance and form to Purchaser, and Purchaser shall have received all such documents and instruments, or copies thereof.

          (d)  MINIMUM BILLINGS

               That the Total Net Revenue with respect to the Qualified Customer Accounts for the Measurement Period is, or shall be, not less than $850,000.

     7.2  CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller to deliver the bill of sale, assignments, endorsements and other instruments of transfer relating to the Assets and to satisfy Seller's other obligations hereunder shall be subject to the fulfillment, on or prior to the Closing Date (or waiver by Seller), of the following conditions, which Purchaser agrees to use its best efforts to cause to be fulfilled:

          (a)  REPRESENTATIONS, PERFORMANCE

               The representations and warranties of Purchaser contained in
Section 4 hereof shall be true at and as of the Closing Date. Purchaser shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed, or complied with, by it prior to or on the Closing Date.

          (b)  CORPORATE PROCEEDINGS

               All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents and instruments incident thereto, shall be satisfactory to Seller and Seller shall have received all such documents and instruments, or copies thereof.

          (c)  NO MATERIAL CHANGES

               No material changes in the financial position of Purchaser or material changes in the information previously disclosed to Seller shall have occurred.

8.   USE OF NAME

     Purchaser and its affiliated entities shall have the right to use the names "Value Tel", "Teletrek", "Discount Network Services" and all other names currently being used by

Seller in the conduct of its business with respect to the Qualified Customer Accounts for the period referenced in the Service Agreement.

9.   COVENANT NOT TO COMPETE

     As a material inducement for Purchaser to enter into and close this Agreement, Seller agrees that, for a period of five (5) years from the Closing Date, neither Seller nor any affiliate of Seller will directly or indirectly offer any long distance services to the Qualified Customer Accounts. Further, Seller agrees that neither Seller nor any affiliate of Seller will use or disclose any information regarding the telecommunication services of the Qualified Customer Accounts, for a period of five (5) years following the Closing Date, without the prior written consent of Purchaser, which consent may be withheld in the sole and absolute discretion of Purchaser. The covenants contained herein shall apply even if the customer is not then using the services of Purchaser. Seller acknowledges and agrees that the extent of damages to Purchaser in the event of a breach of the covenants contained in this Section would be impossible to ascertain and there is and will be available to Purchaser no adequate remedy at law to compensate it in the event of such a breach. Consequently, Seller agrees that, in the event Seller breaches any such covenants, Purchaser shall be entitled to enforce any and all of the covenants by injunctive or other equitable relief ordered by any court of competent jurisdiction. Notwithstanding any other provision contained in this paragraph to contrary, Seller may offer, on an unsolicited basis, long distance services to any Qualified Customer Account which has not used Purchaser's long distance service for a continuous period of at least one (1) year.

10.  INDEMNIFICATION MANNER OF CLAIMS

     10.1 INDEMNIFICATION

          (a) From and after the Closing Date, Seller will indemnify Purchaser against, and hold Purchaser harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorney's fees) that is based upon or that arises out of (i) any misrepresentation or breach of any representation, warranty or agreement made by Seller herein
(ii) any obligation, debt or liability of Seller to the extent that the same is not expressly assumed herein by Purchaser, or (iii) the use and ownership of the Assets on or prior to the Closing Date (other than those liabilities specifically assumed by Purchaser hereunder).

          (b) Purchaser will indemnify Seller against, and hold it harmless from, any and all liability, damage, deficiency, loss, cost or expense (including reasonable attorney's fees) that is based on or that arises out of
(i) any misrepresentation or breach of any representation, warranty or agreement made by Purchaser herein, (ii) the failure by Purchaser to discharge any and all liabilities, obligations and commitments of Seller to the extent that the same are assumed by Purchaser hereunder, or (iii) the use and ownership of the Assets from and after the Closing Date.

     10.2 MANNER OF CLAIMS

          Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is asserted, and the amount of liability asserted against the other party by reason of the claim.

11.  MISCELLANEOUS

     11.1 CONSENTS OF THIRD PARTIES

          This Agreement shall not constitute an agreement to assign any interest in any instrument, contract, lease, permit or other agreement or arrangement of Seller, or any claim, right or benefit arising thereunder or resulting therefrom, if any assignment without the consent of a third party would constitute a breach or violation thereof or adversely affect the rights of the Purchaser or Seller thereunder. If a consent of a third party which is required in order to assign any instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom, which consent Seller shall use its best efforts to obtain prior to the Closing, is not obtained prior to the Closing, or if an attempted assignment would be ineffective or would adversely affect the ability of Seller to convey its interest to the Purchaser, Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit or other agreement or arrangement; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.

     11.2 EXPENSES

          Subject to the terms of Section 10 hereof, each of the parties hereto shall bear its own expenses, costs and fees (including attorney's fees) in connection with the transactions contemplated hereby, including the preparation and execution of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

     11.3 SEVERABILITY

          If any term or provision of this Agreement shall be held or deemed to be, or shall in fact be, inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the term or provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

     11.4 NOTICES

          All notices, consents, requests, instructions, approvals and other communications provided for herein in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, (i) if to Purchaser at 525 Florida Street, Baton Rouge, Louisiana, 70801, Attn: Mike Ross, President; and (ii) if to Seller at 1841 Centre Point Drive, Suite 135, Naperville, Illinois, 60563, Attn: Tim Sledz, President, in each case at such other address as may be specified in writing to the other parties.

     11.5 AMENDMENT

          This Agreement may not be amended except by an instrument in writing, duly executed and delivered on behalf of each of the parties hereto.

     11.6 WAIVER

          Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision. Any waiver must be in writing.

     11.7 COUNTERPARTS

          This Agreement may executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which taken together shall constitute one agreement, notwithstanding that all of the parties are not signatories to the original or the same counterpart.

     11.8 ASSIGNMENT

          Any assignment of this Agreement or the rights or obligations hereunder by any party without the prior written consent of the nonassigning parties shall be void. Notwithstanding the foregoing, either party may assign all or any party of its rights and/or obligations to one or more affiliates, subsidiaries, parent companies or shareholders of said party. No such assignment shall relieve the assigning party of any of its obligations or duties under this Agreement.

     11.9 COSTS

          In the event any action is instituted to enforce or interpret the terms of this Agreement or arises out of this Agreement, the party prevailing in such action shall be entitled to recover its reasonable attorney's fees and costs as determined by the court.

     11.10     ENTIRE AGREEMENT; APPLICABLE LAW, ETC.

          This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Louisiana applicable to contracts made and to be performed in Louisiana.

     11.11     INDUSTRY TERMS AND PHRASES

          All terms and phrases unique to the telecommunications industry and used within this Agreement shall be defined in accordance with the everyday meaning assigned to such terms and phrases within the industry.

     11.12     ADDITIONAL TERMS, COVENANTS, ETC.

          (a) REGISTRATION OF RESTRICTED STOCK. Purchaser hereby warrants that, after sixty (60) days from the Closing and upon Seller's request, it will file a Form S-3 Registration Statement with the Securities Exchange Commission to apply for registration of the Restricted Stock issued hereby in order to allow Seller the ability to sell or transfer its Restricted Stock. Purchaser further warrants that it will, to the extent permitted by any future underwriter(s) of Purchaser's common stock, to "piggyback" or register, as part of a secondary offering of Seller's common stock, up to twenty percent (20%) of all shares of Restricted Stock received by Seller at the Closing. Any covenants of Purchaser contained in this paragraph (a) shall be subject to and limited by the terms and conditions of the Lock-Up Agreement referred to in paragraph (b) below.

          (b) LOCK-UP. At the Closing, the parties shall enter into a mutually acceptable lock-up agreement (the "LOCK-UP AGREEMENT"), a copy of which is attached hereto as EXHIBIT 11.12(b), containing certain restrictive covenants regarding share ownership and transfer of shares.

          (c) CONSENT AND APPROVAL OF WILTEL. The transactions contemplated by this Agreement shall be strictly contingent upon the consent and approval, in writing, of Wiltel, the assumption by Purchaser of Seller's outstanding contractual obligation to Wiltel under its Wilmax contract (the "VALUE TEL/WILTEL CONTRACT"), the assumption by Purchaser of Seller's indebtedness to Wiltel under the Value Tel/Wiltel Contract, the indemnification by Purchaser of Seller of any and all amounts owed to Wiltel by Seller under the terms of the Value Tel/Wiltel Contract and the release by Wiltel of Seller from any further obligations under the Value Tel/Wiltel Contract. Purchaser further agrees to pay Seller any and all sums which Purchaser recoups, if any, from Wiltel as a result of any and all penalties and minimum usage commitment payments which were erroneously billed to Seller by Wiltel for usage which occurs prior to the Closing.

          (d) DIRECTORSHIP. Purchaser hereby agrees to appoint Tim Sledz to Purchaser's Board of Directors commencing with the Closing and terminating upon the expiration of two (2) years from the Closing.

          (e) TAX CONSEQUENCES TO SELLER. The transactions contemplated by this Agreement shall be strictly contingent upon the opinion of Seller's accounting and tax advisors that the transaction qualifies as a "C" Reorganization for federal and state income tax purposes. In the event the transaction does not qualify as a "C" Reorganization due to any action or omission of Seller, Purchaser reserves the right to claim any and all tax and/or accounting benefits which it could not otherwise claim, including but not limited to any benefits relating to tax basis and asset carrying values.

12.  TERMINATION.

     12.1 MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Purchaser, expressed by action of their respective Boards of Directors.

     12.2 FINAL DATE. Anything contained in this Agreement to the contrary notwithstanding, unless extended by mutual consent of Seller and Purchaser, expressed by action of their respective Boards of Directors, this Agreement shall terminate if the Closing shall not have occurred by the close of business on NOVEMBER 15, 1995.

     12.3 REMEDIES ON TERMINATION. In the event any party hereto, without the right to do so under this Agreement, shall fail or refuse to consummate the transactions contemplated by this Agreement, or if any default under, or breach of, any representation, warranty, covenant or condition of this Agreement on the part of any party shall have occurred that results in the failure to consummate the transactions contemplated hereby, then, in addition to any other remedies provided in this agreement or by applicable law, the nondefaulting party shall be entitled to obtain from the defaulting party costs and expenses, including reasonable attorney's fees, incurred by it in enforcing its rights hereunder, including but not limited to the right to seek specific performance of this Agreement.

     12.4 TERMINATION UPON VARIATION OF STOCK PRICE. In the event the average of the prevailing "bid" and "asked" price per share of Purchaser's common stock as of the close of the stock market on the day before the Closing is above $11.50 or below $8.50, either party may terminate this Agreement with no liability to the other party.

13.  COVENANTS REGARDING THE PROVISION OF AUDITED FINANCIAL STATEMENTS

     13.1 OBLIGATION TO PROVIDE. Seller agrees to provide Purchaser with audited financial statements which comply with Regulation S-X of the Securities Act of 1933, as amended. The financial statements must be provided no later than fifty (50) days from the Closing and may be filed with the Securities Exchange Commission.

     13.2 RELIEF. If Seller fails and/or refuses to provide Purchaser with audited financial statements in compliance with paragraph 13.1 above, Purchaser shall be entitled to obtain, in addition to any other remedies provided in this Agreement or by applicable law, from Seller all costs and expenses, including reasonable attorney's fees, incurred by it in enforcing its rights hereunder, as well as a penalty in the amount of $190,000.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


Network Long Distance, Inc.             Value Tel, Inc.:

By: /s/ MIKE ROSS                       By: /s/ TIM SLEDZ
   ----------------------------------      ----------------------------------
Name: Mike Ross                         Name: Tim Sledz
Title: President                        Title: President

                             SCHEDULE 1.1: THE "ASSETS"


The "Qualified Customer Accounts"
The "Accounts Receivable"
The "Customer Contracts"
All "Assets" listed in paragraph 1.1 herein

                              LIST OF ACCOUNTS

                                 SECTION #3

                   (INTENTIONALLY OMITTED DUE TO CAPACITY)

                  SCHEDULE 2.3(b)(viii): "ACCOUNTS RECEIVABLE"

                    0-30      31-60       61-90      OVER 90     TOTAL
ADET_00          $63,520     $86,038     $33,862     $47,412    $230,832
ADET_PB2        $364,568    $233,042     $46,617    $123,577    $767,893
                --------    --------     -------    --------    --------
                $428,178    $319,080     $80,478    $170,990       $998.72
                   42.87%      31.95%       8.06%      17.12%
est pay          $17,149     $12,779      $3,223      $6,848       $40,000

est             $411,029    $306,300     $77,255    $164,141      $958.724

usage           $863,350    $411,029    $306,300    $241,396    $1,822,076
fees             $42,000
                --------    --------    --------    --------    ----------
est at 10/31    $905,350    $411,029    $306,300    $241,396    $1,864,076

                   SCHEDULE 2.4: ALLOCATION OF PURCHASE PRICE

                            (Intentionally left blank)

    SCHEDULE 2.5: LIABILITIES AND OBLIGATIONS ASSUMED BY PURCHASER

Network Long Distance, Inc.                       $  610,000

American Teltronics                                   50,000

WilTel                                               675,000

Nowalsky & Bronston                                   24,000
                                                  ----------
                                                  $1,359,000

                  SCHEDULE 3.5: LIENS AND ENCUMBRANCES

Security Agreement and UCC-1 Financing Statement in favor of WilTel (SEE Paragraph 11.12(c) of the Agreement)

                     SCHEDULE 3.6: MATERIAL CONTRACTS

The "Value Tel/WilTel Contract"
The "Agent Contracts"

              SCHEDULE 3.8(a): ACTIONS, SUITS, PROCEEDINGS, ETC.

Seller believes that various state and/or federal tax liabilities may exist ???? assets sold herein. Seller shall discharge, pay and/or settle, in full, all such ????.

                     SCHEDULE 3.8(c): LICENSES, PERMITS, ETC.

                                     (None)